Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Daktronics, Inc. 401(k) Plan of Daktronics Inc. of our reports (a) dated June 9, 2017, with respect to the consolidated financial statements and schedule of Daktronics Inc., and the effectiveness of internal control over financial reporting of Daktronics Inc. included in its Annual Report (Form 10-K) for the year ended April 29, 2017, and (b) dated August 18, 2017, with respect to the financial statements and schedule of the Daktronics, Inc. 401(k) Plan included in the Plan’s Annual Report (Form 11-K) for the year ended April 30, 2017 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Minneapolis, MN
December 1, 2017